Exhibit (a)(5)(D)

FARUQI David E. Bower & FARUQI, (SBN 119546) LLP Los 10866 Angeles, Wilshire CA Boulevard, 90024 Suite 1470 Facsimile: Telephone: 424-256-2885 424-256-2884 Email: dbower@faruqilaw.com Attorneys for Plaintiff Sanjay Gupta SUPERIOR COURT OF THE STATE OF CALIFORNIA COUNTY OF SAN DIEGO SANJAY GUPTA On Behalf of Himself and All Case No. Others Similarly Situated, CLASS ACTION COMPLAINT v. Plaintiff, 1. BREACH OF FIDUCIARY DUTY THE ACTIVE NETWORK INC., DAVID 2. AIDING AND ABETTING CLANCY, ALBERGA, BRUNS JON BELMONTE, H. GRAYSON, THOMAS STEPHEN N PARTNERS, L. GREEN, JOSEPH ATHLACTION LEVIN, VISTA HOLDINGS EQUITY JURY DEMAND LLC, and ATHLACTION MERGER SUB INC., Defendants. VERIFIED CLASS ACTION COMPLAINT Plaintiff Sanjay Gupta (the “Plaintiff”), on behalf of himself and all others similarly situated, by his attorneys, alleges the following upon information and belief, except as to those allegations pertaining to Plaintiff which are alleged upon personal knowledge: NATURE OF THE ACTION 1. This is a stockholder class action brought by Plaintiff on behalf of holders of the common stock of The Active Network Inc. (“Active Network” or the “Company”) against the board of directors of Active Network (the “Board” or “Individual Defendants”), and other persons and entities (collectively, the “Defendants”), to enjoin the acquisition of Active Network CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

by Vista Equity Partners through its wholly-owned subsidiaries Athlaction Holdings LLC and Athlaction Merger Sub Inc. (collectively, “Vista”). 2. On October 1, 2013, Active Network and Vista issued a press release announcing that they had entered into a definitive merger agreement (“Merger Agreement”) for Vista to acquire Active Network, via a tender offer (the “Tender Offer”), in an all cash transaction worth approximately $1.05 billion on a fully-diluted basis. Under the terms of the Proposed Transaction, Active Network stockholders will receive $14.50 for each share of Active Network common stock that is tendered (the “Proposed Transaction”). Following the consummation of the Proposed Transaction, Active Network will become a wholly-owned subsidiary of Vista. 3. Notably, Active Network and Vista have announced in the Merger Agreement that they intend to affect the merger, pursuant to the recently enacted section 251 (h) of the Delaware General Corporation Law (“D.G.C.L.”). Pursuant to section 251 (h), once Vista acquires 50.1 percent of Active Network common stock the Tender Offer will close, meaning that the remaining stockholders who do not tender their shares of stock will be cashed out- without a single stockholder casting a vote. 4. Importantly, to affect a proposed transaction under section 251(h) six separate requirements must be fulfilled, including: (i) the Merger Agreement must be entered into after August 1, 2013 and the Merger Agreement must expressly provide that its governed by section 251(h); (ii) the acquiror consummates a tender or exchange offer for any or all of the outstanding stock of the target company, on terms provided for in the merger agreement, that would have otherwise been entitled to vote on the adoption or rejection of the merger; (iii) following the consummation of the offer, the acquiror owns at least the required amount of target company stock necessary to adopt the merger, as specified in the merger agreement; (iv) at the time the target company’s board approves the transaction, no party to the merger agreement is an “interested stockholder under D.G.C.L. section 203(c); (v) the acquiror follows through and merges with or into the target company pursuant to the terms in the merger agreement; and (vi) shares of the target company that remain outstanding and —2— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

which were not cancelled by the merger are then converted into, or into the right to receive, the same amount of cash or securities paid for shareholders of the target company upon consummation of the offer. 5. Active Network is the leading provider of cloud-based APM™ solutions serving a wide range of customer groups including business solutions, community activities, the public sector, outdoor activities, and sports. The Company’s proprietary technology platform allows organizers to manage their activities and events by automating online registrations and streamlining other critical management functions, while also driving consumer participation to their events. 6. In May 2011, the Company completed an initial public offering (“IPO”) of the Company’s common stock where the Company issued 12,650,000 shares of common stock at an issue price of $15.00 per share, $0.50 less than what stockholders are to receive based upon the consideration offered by Vista in the Proposed Transaction. 7. The value to Active Network’s stockholders contemplated in the Proposed Transaction is unfair to Plaintiff and the other public stockholders of the Company. On September 30, 2013, Ben Kolada (“Kolda”), of Seeking Alpha, did not shy away from the “paltry valuation” offered to the Company’s stockholders. In fact, Kolda found that “[i]ncluding the assumption of cash and capital lease obligations, the deal values Active Network at 2.1x trailing sales.” Shockingly, a small smaller competitor Cvent, according to Kolda, is “valued much higher at $1.4 billion, or 15.5x trailing revenue.” While the Company touts the premium offered in the Proposed Transaction over the year-to-date closing price, the paltry premium is $0.50 cents lower than the Company’s IPO price in 2011. 8. In facilitating this acquisition of Active Network for grossly inadequate consideration and through a flawed sales process, each of the Defendants breached and/or aided —3— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

the other Defendants’ breaches of their fiduciary duties of loyalty, care, good faith and complete candor. 9. In addition to breaching their fiduciary duties, the Board also gave Vista a myriad of powerful deal protections which conjunctively ensure consummation of the Proposed Transaction by Vista. For example, the Board: (i) agreed to a “no-shop” provision that precludes Active Network, from providing confidential information to, or even communicating with, potential third-parties except under very limited circumstances; (ii) agreed to an “information rights” provision that requires the Company to provide defendant Vista with confidential, non-public information about any competing bidder and their proposal, which they can use to top any bid; (iii) agreed to a “matching rights” provision providing for Vista to match the terms of any competing proposal; and (iv) agreed to a termination fee, which requires that Active Network pay Vista a $ 13.3 million termination fee in the event Active Network decides to accept a superior proposal from an Excluded Person (as defined in the Merger Agreement), or $32 million if the Proposed Transaction in favor of a superior proposal that does not constitute an Excluded Person. Theses provisions conjunctively and improperly create barriers to competing bidders and/or offers and substantially increase the likelihood that the Proposed Transaction will be consummated, leaving Active Network stockholders with a limited opportunity to consider any superior proposals. 10. On October 8, 2013, Active Network filed a Form 14D-9 Recommendation Statement (the “Recommendation Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) which represents and fails to disclose material information necessary for the Company’s stockholders to make an informed decision as to tender their shares of stock in the Tender Offer. The Recommendation Statement fails to disclose material information to —4— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

Active Networks stockholders enabling them to make an informed decision whether to tender their shares in the Tender Offer, including (i) the key data and inputs underlying the financial analyses relied upon by Citigroup Global Markets Inc. (“Citi”) in rendering its Fairness Opinion and (ii) the fees paid to Citi by Vista for previous financial advisory services. 11. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Tender Offer or, in the event the Tender Offer closes, recover damages resulting from the Individual Defendants’ violations of their fiduciary duties of loyalty, due care, good faith, and complete candor. PARTIES 12. Plaintiff currently holds shares of common stock of Active Network and has held such shares since prior to the wrongs complained of herein. 13. Active Network is a corporation organized and existing under the laws of the State of Delaware, with its principal executive offices located at 10182 Telesis Court, Suite 100 San Diego, California 92121. Active Network is the leading provider of cloud-based Activity and Participant Management™ (“APM”) solutions serving a wide range of customer groups including business solutions, community activities, the public sector and outdoors and sports. Active Network common stock trades on the NYSE under the ticker symbol “ACTV.” 14. Defendant David Alberga (“Alberga”) has been a member of the Board since 2012. Defendant Alberga notably served as the Company’s Chief Executive Officer for thirteen-years prior to his resignation in April 2013. 15. Defendant Jon Belmonte (“Belmonte”) has been a member of the Board since 2013. Defendant Belmonte is the Company’s Interim Chief Executive Officer (“CEO”) since April 2013. —5— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

16. Defendant Thomas N. Clancy (“Clancy”) has been a member of the Board since 2002. Defendant Clancy is a member of the Company’s Transaction Committee. 17. Defendant Bruns H. Grayson (“Grayson”) has been a member of the Board since 2009. 18. Defendant Stephen L. Green (“Green”) has been a member of the Board since 2001. Defendant Green is a member of the Company’s Transaction’s Committee. 19. Defendant Joseph Levin (“Levin”) has been a member of the Company’s Board since 2008. 20. Defendants Alberga, Belmonte, Clancy, Grayson, Green, Levin are collectively referred to herein as the “Individual Defendants.” 21. Each of the Individual Defendants herein is sued individually, and in his or her capacity as a director of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein. 22. Defendant Vista is a San Francisco based private equity firm focused on investing in software and technology-enabled business. Currently, Vista has approximately $7 billion in capital under management. 23. Defendant Athlaction Holdings LLC (“HoldCo”) is a Delaware limited liability company and an indirect wholly-owned subsidiary of Vista. 24. Defendant Athlaction Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and an indirect wholly-owned subsidiary of Vista. THE FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS 25. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Plaintiff and the other public —6— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

stockholders of Active Network owe Plaintiff and the other members of the Class the duties of loyalty, due care, good faith, and complete candor. 26. By virtue of their positions as directors and/or officers of Active Network, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause Active Network to engage in the practices complained of herein. 27. Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s stockholders and with due care, including reasonable inquiry. 28. To diligently comply with their fiduciary duties, the Individual Defendants were required to not take any action that: a. Adversely affected the value provided to the corporation’s stockholders; b. Favored themselves or discouraged or inhibited alternative offers to purchase control of the corporation or its assets; c. Adversely affected their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s stockholders; and/or d. Provided the Individual Defendants with preferential treatment at the expense of, or separate from, the public stockholders. 29. In accordance with their duties of loyalty and good faith, the Individual Defendants are obligated to refrain from: e. Participating in any transaction where the Individual Defendants’ loyalties are divided; —7— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

f. Participating in any transaction where the Individual Defendants receive, or are entitled to receive, a personal financial benefit not equally shared by the public stockholders of the corporation; and/or g. Unjustly enriching themselves at the expense or to the detriment of the public stockholders. 30. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, have violated fiduciary duties owed to Plaintiff and the other public stockholders of Active Network, including their duties of loyalty, due care, good faith, and complete candor. CLASS ACTION ALLEGATIONS 31. Plaintiff brings this action on his own behalf and as a class action on behalf of all holders of Active Network common stock who are being and will be harmed by Defendants’ actions described below (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants. 32. This action is properly maintainable as a class action for the following reasons: a. The Class is so numerous that joinder of all members is impracticable. While the exact number of members of the Class is unknown to Plaintiff at this time and can be ascertained through appropriate discovery, as of July 30, 2013, approximately 62,300,000 shares of the Company’s common stock were outstanding. The holders of these shares are believed to be geographically dispersed throughout the United States; b. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia the following; —8— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

i. Whether the Individual Defendants have breached their fiduciary duties of care, loyalty, good faith, and complete candor with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction; ii. Whether the Individual Defendants have breached their fiduciary duty to maximize stockholder value for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; iii. Whether the Individual Defendants have disclosed and will disclose all material facts in connection with the Proposed Transaction; iv. Whether the Individual Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; v. Whether Active Network, Vista, Merger Sub, and HoldCo aided and abetted the Individual Defendants’ breaches of fiduciary duty; and vi. Whether Plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated; c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for Defendants, or —9— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; e. Preliminary and final injunctive relief on behalf of the Class as a whole is entirely appropriate because Defendants have acted, or refused to act, on grounds generally applicable and causing injury to the Class. SUBSTANTIVE ALLEGATIONS A. Background 33. Active Network is the leading provider of cloud-based APM™ solutions serving a wide range of customer groups including business solutions, community activities, the public sector and outdoors and sports. The Company’s proprietary technology platform allows organizers to manage their activities and events by automating online registrations and streamlining other critical management functions, while also driving consumer participation to their events. 34. Since 1999, when Active Network first introduced its platform, the Company has experienced significant growth and has more than 55,000 customer organizations and drives approximately 89.9 million annual consumer registrations. In May 2011, the Company completed an initial public offering (“IPO”) of the Company’s common stock where the Company issued 12,650,000 shares of common stock, of which 4,427,778 were sold by selling stockholders, at an issue price of $15.00 per share, $0.50 less than what stockholders are to receive based upon the consideration offered by Vista in the Proposed Transaction. 35. Active Network is blessed with a diversified customer base, including: community and sports organizations, large corporations, small and mid-cap sized businesses, educational institutions, federal and state government agencies, and non-profit organizations. —10— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

The Company primarily generates revenue from technology fees paid by participants who register for customers’ activities through Active Network’s cloud computing applications. In fiscal year ending December 31, 2012, the Company generated revenue of $418 million, compared to $337.4 million for fiscal year 2011, an increase of 24.2%. B. The Proposed Transaction 36. On October 1, 2013 Active Network and Vista jointly issued a press release announcing that they had entered into the Merger Agreement. 37. Specifically, the press release stated, in relevant part, that: SAN DIEGO, CALIF. – September 30, 2013 – ACTIVE Network (NYSE: ACTV), the leader in cloud-based Activity and Participant Management™ (APM) solutions, today announced that it has entered into a definitive agreement to be acquired by Vista Equity Partners (“Vista”), a leading private equity firm focused on investments in software, data and technology-enabled businesses, in an all cash transaction valued at approximately $1.05 billion. Under the terms of the agreement Vista will commence a tender offer to acquire all of the outstanding shares of ACTIVE’s common stock for $14.50 per share in cash, representing a premium of approximately 111% to ACTIVE’s year to date average closing stock price. The ACTIVE Board of Directors unanimously recommends that ACTIVE stockholders tender their shares in the tender offer. “This announcement represents a very positive event for our stockholders and allows ACTIVE to build on its success to date,” said Jon Belmonte, Interim CEO of ACTIVE Network. “We believe the partnership with Vista will position us to execute on our strategy and further enhance our industry leadership. For our customers, we will continue to focus on delivering the strongest product offerings through our advanced technology platform,” concluded Mr. Belmonte. “ACTIVE Network’s leadership position in cloud-based Activity and Participant Management™ (APM) solutions make it a highly attractive investment for us,” said Robert F. Smith, CEO and founder of Vista Equity Partners. “We are looking forward to working with the ACTIVE team and continuing to drive the next phase of ACTIVE’s growth.” Any shares not tendered in the offer will be acquired in a second-step merger at the same cash price as paid in the tender offer. Closing of the transaction is conditioned upon, among other things, satisfaction of a minimum tender condition, expiration or termination of any waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, receipt of funding under —11— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

Vista’s financing agreements and other customary closing conditions. ACTIVE expects the transaction to close before the end of the fourth quarter of 2013. Upon the completion of the transaction, ACTIVE will become a privately held company. C. Active Network’s Future Growth Prospects 38. The consideration offered to Active Network’s public stockholders in the Proposed Transaction is unfair and inadequate because, among other things, the intrinsic value of Active Network’s common shares are materially in excess of the consideration being offered in the Proposed Transaction given the Company’s prospects for future growth and earnings. The Board has breached their fiduciary duties to Active Network’s stockholders by failing to take steps maximize stockholder value before entering into this transaction pursuant to which Vista is underpaying for Active Network’s shares, thus unlawfully harming Active Network stockholders. 39. The value to Active Network’s stockholders contemplated in the Proposed Transaction is unfair to Plaintiff and the other public stockholders of the Company. On September 30, 2013, Ben Kolada (“Kolda”), of Seeking Alpha, did not shy away from the “paltry valuation” offered to the Company’s stockholders. In fact, Kolda found that “[i]ncluding the assumption of cash and capital lease obligations, the deal values Active Network at 2.1x trailing sales.” Shockingly, a small smaller competitor Cvent, according to Kolda is “valued much higher at $1.4 billion, or 15.5x trailing revenue.” While the Company touts the premium offered in the Proposed Transaction over the year-to-date closing price, the paltry premium is $0.50 lower than the Company’s IPO price in 2011. D. The Board Locked-Up The Proposed Transaction 40. On September 28, 2013, the Company filed a Form 8-K with the SEC wherein it disclosed the terms of the Merger Agreement. To the detriment of Active Network’s —12— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

stockholders, as part of the Merger Agreement, the Individual Defendants agreed to deal protection devices that operate conjunctively to lock-up the Proposed Transaction and ensure that no competing offers will emerge for the Company. 41. First, the Merger Agreement contains a “no solicitation” provision that is triggered after a limited “go-shop” period which prohibits the members of the Board from taking any affirmative action to comply with their fiduciary duties to maximize stockholder value, including soliciting alternative acquisition proposals or business combinations. 42. While the Merger Agreement provides for a limited “go-shop period,” section 5.4 of the Merger Agreement includes a “no solicitation” provision precluding the Company from soliciting, initiating, or knowingly encouraging interest from other potential acquirers in order to procure a price in excess of the amount offered by Vista. Section 6.4(b) provides the Company and its representatives shall not “solicit, initiate or knowingly encourage any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal.” 43. Similarly, section 5.4(d) of the Merger Agreement provides a “matching rights” provision, pursuant to which the Company must promptly notify Vista should it receive an unsolicited competing acquisition proposal. The Company must notify Vista of the bidder’s identity and the terms of the bidder’s offer within twenty-four (24) hours. Thereafter, if the Board determines that the competing acquisition proposal constitutes a “Superior Proposal,” section 5.4(d) requires the Board to grant Vista two (2) business days to negotiate with Vista and amend the terms of the Merger Agreement to make a counter-offer that the Company must consider in determining whether the competing bid still constitutes a “Superior Proposal.” 44. The effect of these provisions is to prevent the Board from entering discussions or negotiations with other potential purchasers unless the Board can first determine that the —13— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

competing acquisition proposal is, in fact, “superior,” and even then, the Company must give the Vista two (2) business days to match the competing acquisition proposal. Consequently, this provision prevents the Board from exercising their fiduciary duties and precludes an opportunity for a potential purchaser to emerge. 45. In addition, the Merger Agreement provides that Active Network must pay Vista a termination fee of $13.3 million if the Company agrees to a superior proposal by an Excluded Person (as defined in the Merger Agreement) and $32 million in all other circumstances if the Company terminates the Merger Agreement to accept a superior proposal from a non-Excluded Person. This unreasonable termination fee will ensure that no competing offer will emerge, as any competing bidder would essentially pay a naked premium for the right to provide the stockholders with a superior offer. 46. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a “Superior Proposal” are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances. E. The Materially Misleading Recommendation Statement 47. On October 8, 2013, Active Network filed the Recommendation Statement with the SEC. The Recommendation Statement failed to provide the Company’s stockholders with material information, in contravention of the Company’s Board’s duty of candor under Delaware State law under the internal affairs doctrine. Without such information, the Company’s stockholders will be unable to make a fully informed decision as to whether to tender their shares of stock in the Tender Offer. —14— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

48. The Recommendation Statement, at pages 35-38, discloses certain information regarding Citi’s financial analyses used to support its Fairness Opinion. The disclosures concerning Citi’s financial analyses are materially incomplete and misleading in a number of respects. Specifically, the Recommendation Statement fails to disclose: a. With respect to Citi’s Selected Companies Analysis: (i) the pricing multiples observed for each of the selected companies (i.e., EV/2013EBITDA, EV/2014EBITDA); (ii) the rationale for selecting CY2013 and CY2014 Estimated EBITDA as the benchmark; and (iii) whether any companies were considered, but excluded from this analysis. This information is material so that stockholders can properly assess the integrity and reliability of this analysis; b. With respect to Citi’s Selected Transactions Analysis: (i) observed transaction by transaction multiples (i.e., EV/LTM Revenue, EV/NTM Revenue, and EV/NTM EBITDA); (ii) whether any benchmarking was performed in the Selected Transactions Analysis; (iii) whether there were transactions considered but excluded; and (iv) the criteria used to select transactions only between 2010 and 2013. This information is material so that stockholders can properly assess the integrity and reliability of this analysis; c. With respect to Citi’s Discounted Cash Flow Analysis: (i) the basis for applying terminal NTM EBITDA multiples ranging from 6.0x to 8.0x; (ii) the key inputs and assumptions used by Citi to derive discount rates ranging between 10.2% to 12.1%; (iii) disclose the numerical value of the NOLs used in this analysis; (iv) unlevered, after-tax free cash flows for calendar years 2013-2018; and (v) the weighted average cost of capital (“WACC”) assumptions. This information is material so that stockholders can properly assess the integrity and reliability of this analysis; —15— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

d. In the Miscellaneous section, the Recommendation Statement must disclose the compensation Citi has received from Vista for prior services. This information is material to stockholders in order to determine if any conflicts exist between the Fairness Opinion and Citi’s advice to the Board that may have impacted the fairness of the sales process and the Proposed Transaction. 49. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, and Plaintiff and the Class will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior the closing of the Tender Offer. 50. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention. FIRST CAUSE OF ACTION Claim for Breach of Fiduciary Duty Against the Individual Defendants 51. Plaintiff repeats and realleges each allegation set forth herein. 52. The Individual Defendants have violated fiduciary duties of loyalty, due care, good faith, and complete candor owed to public stockholders of Active Network. 53. By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in Active Network. 54. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, due care, good faith, and complete candor owned to the stockholders of Active Network because, among other reasons, they failed to take steps to maximize the value of Active Network to its public stockholders, by, among other things, failing to adequately consider potential acquirers, instead favoring their —16— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

own, or their fellow directors’ or executive officers’ interests to secure all possible benefits with a friendly suitor, rather than protect the best interests of Active Network’s stockholders. Moreover, the Individual Defendants have failed to fully disclose to Plaintiff and the Class all material information necessary to make an informed decision regarding whether to tender their shares of stock in the Tender Offer 55. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise due care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class. 56. As a result of the actions of Defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Active Network’s assets and businesses and have been and will be prevented from obtaining a fair price for their common stock. 57. Unless Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class. 58. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict. SECOND CAUSE OF ACTION On Behalf of Plaintiff and the Class Against Active Network, Vista, Merger Sub, and HoldCo for Aiding and Abetting the Individual Defendants’ Breach Fiduciary Duty 59. Plaintiff repeats and realleges each allegation set forth herein. 60. Active Network, Vista, Merger Sub, and HoldCo have acted and are acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach —17— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

of their fiduciary duties to the Company’s public stockholders, and have participated in such breaches of fiduciary duties. 61. Active Network, Vista, Merger Sub, and HoldCo knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein. In so doing, Active Network, Vista, Merger Sub, and HoldCo rendered substantial assistance in order to effectuate the Individual Defendants’ plan to consummate the Proposed Transaction in breach of their fiduciary duties. 62. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict. 63. Plaintiff and the Class have no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, Plaintiff demands injunctive relief in his favor and in favor of the Class and against Defendants as follows: A. Declaring that this action is properly maintainable as a Class action and certifying Plaintiff as Class representative; B. Declaring that the Individual Defendants have breached its fiduciary duty in the Proposed Transaction by failing to maximize stockholder value; A. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction; B. Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof, or granting Plaintiff and the Class rescissory damages; C. Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the Individual Defendants’ wrongdoing; —18— CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28

1 D. Awarding Plaintiff the costs and disbursements of this action, including 2 reasonable attorneys’ and experts’ fees; and 3 E. Granting such other and further equitable relief as this Court may deem just and 4 proper. 5 JURY DEMAND 6 7 Plaintiff demands a trial by jury. 8 Dated: October 11, 2013 Respectfully submitted, David E. Bower (SBN 119546) 10816 Wilshire Blvd. Suite 1470 Los Angeles, CA 90024 PH: 424-256-2884 13 Fax: 424-256-2885 14 Email: dbowerfaruqilaw.com 15 OF COUNSEL: 16 FARUQI & FARUQI, LLP 17 Juan E. Monteverde 369 Lexington Avenue, 10th Fl. 18 New York, NY10017 19 Tel.: (212)983-9330 Fax; (212) 983-9331 20 Email: jmonteverdefaruqilaw.com 21 Attorneys for Plaintiff 22 23 24 25 26 27 28 -19- CLASS ACTION COMPLAUSIT FOR BREACH OF FIDUCIARY DUTY